Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com
ZipRealty Announces Fourth Quarter and Full-Year 2007 Results
- Continues to gain market share-
EMERYVILLE, Calif. – March 13, 2008 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its fourth quarter and year ended December 31, 2007. For the quarter, net revenues were $21.2 million, an 8.3% decrease from the $23.1 million reported in the fourth quarter of 2006. The Company’s net loss for the period was $5.9 million, or $0.26 per share compared with a net loss of $20.2 million or $0.96 per share in the year ago period. The 2006 net loss included non-cash income tax expense of $17.7 million attributable to re-establishing the valuation allowance on the Company’s deferred tax assets. The pro forma loss per share, excluding the effect of stock-based compensation and non-cash income taxes, was $0.22 for the fourth quarter versus $0.07 loss per share for the same period a year ago.
For the full year net revenues were $103.9 million, an 8.9% increase from the $95.4 million reported in 2006. The Company’s net loss for the year was $14.9 million, or $0.66 per share compared with a net loss of $20.6 million or $1.00 per share in the prior year. The pro forma loss per share was $0.34 for the full year versus $0.01 loss per share last year.
Pat Lashinsky, President and CEO of ZipRealty, commented, “We are pleased with our full year 2007 results considering we increased revenues despite the severity of the residential real estate slump, and the disruptions in the home mortgage market the last half of the year. We gained market share in each of our existing markets and were encouraged by revenues in our new markets.” Lashinsky continued, “Ultimately, we executed well for the year, a direct result, we believe, of the value proposition we bring to agents and consumers everyday. This advantage, in our opinion, will sustain us in the current market and position ZipRealty for financial gains when the market turns.”
ZipRealty announced the following operating metrics for the fourth quarter of 2007:

•	At December 31, 2007, there were 2,180 ZipAgents employed up from 1,794 agents at the end of the fourth quarter 2006.

•	The total value of real estate transactions closed decreased to approximately $921 million in the fourth quarter of 2007 versus $1.03 billion for the same period in 2006.

•	The total number of transactions closed was 3,035, compared to 3,026 in the fourth quarter last year.

•	Average net revenue per transaction decreased approximately 7.9% to $6,818 from $7,401 in the fourth quarter of 2006.
The following operating metrics pertain to the full-year 2007 results:
•	The total value of real estate transactions closed increased approximately 5.4% to $4.62 billion, from $4.38 billion in 2006.

•	The number of transactions closed increased approximately 10.1% to 13,962, from 12,683 during the prior year.

•	Average net revenue per transaction for the year was $7,241, compared to $7,306 in 2006.
Balance Sheet & Liquidity
As of December 31, 2007, the Company had approximately $80.5 million of cash, cash equivalents and short-term investments, with no long-term debt.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Financial Guidance
In 2008, the Company plans to limit expansion to two to four new markets, including the Long Island, New York market announced in 2007, as it focuses resources on optimizing the return on investment in all of our markets. Based on this plan and management’s current outlook, the Company anticipates the following:
•	Revenues for the full year are expected to range from $114.0 to $118.0 million.

•	The Company expects to report a full year GAAP net loss of between $8.2 and $9.7 million, or $0.35 to $0.41 per share, based on 23.5 million shares outstanding. The range of the pro forma net loss is expected to be between $4.2 and $5.7 million, or $0.18 to $0.24 per share.
Conference Call Details
A conference call to discuss fourth quarter and year-end financial results and the Company’s outlook for 2008 will be webcast live on Thursday, March 13, 2008 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 888-708-5692. A replay of the conference call will be available through March 18, 2008 by dialing 888-203-1112, password 4637901.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company utilizes its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform helps to reduce costs, allowing the Company to pass on significant savings to consumers. Founded in 1999, the company operates in 33 major markets in 19 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s ability to sustain itself in the current market and to achieve financial gains in the future, as well as the statements under “Financial Guidance” regarding the Company’s plans to expand into two to four new markets, focusing resources to optimize returns in all of our markets, management’s outlook for 2008, including projected revenue ranges, and expected GAAP and pro-forma loss estimates. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, a continuing decline in the residential real estate market, including a decline in the number and/or sales prices of homes, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, legal challenges to the Company’s compensation plans, including expense policies, under federal and state wage and hour laws, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, management transitions, use by Internet service providers and personal computer users of more restrictive email filters, seasonality, geographic concentration, and other risk factors set forth in the Company’s Form 10-K for fiscal year 2007, and other filings with the SEC including our quarterly Form 10-Qs and periodic Form 8-Ks. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net transaction revenues	$20,694	$22,396	$101,100	$92,659
Referral and other revenues	476	680	2,762	2,728

Net revenues	21,170	23,076	103,862	95,387

Operating expenses
Cost of revenues	12,589	12,598	58,613	52,166
Product development	1,991	1,647	7,320	5,775
Sales and marketing	9,950	8,512	38,256	30,910
General and administrative	3,627	3,905	15,409	13,461
Litigation	—	—	3,550	—

Total operating expenses	28,157	26,662	123,148	102,312

Income (loss) from operations	(6,987)	(3,586)	(19,286)	(6,925)

Other income (expense):
Interest income	1,072	1,125	4,401	3,907
Other income (expense), net	(1)	(8)	1	(16)

Total other income (expense), net	1,071	1,117	4,402	3,891

Income (loss) before income taxes	(5,916)	(2,469)	(14,884)	(3,034)

Provision for (benefit from) income taxes	—	17,739	—	17,560

Net income (loss)	$(5,916)	$(20,208)	$(14,884)	$(20,594)

Net income (loss) per share:
Basic	$(0.26)	$(0.96)	$(0.66)	$(1.00)
Diluted	$(0.26)	$(0.96)	$(0.66)	$(1.00)

Weighted average common shares outstanding:
Basic	23,194	21,092	22,586	20,542
Diluted	23,194	21,092	22,586	20,542

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,263	1,747	1,794	1,366
Number of ZipAgents at end of period	2,180	1,794	2,180	1,794
Total value of real estate transactions closed during period (in billions)	$0.92	$1.03	$4.62	$4.38
Number of transactions closed during period (1)	3,035	3,026	13,962	12,683
Average net revenue per transaction during period (2)	$6,818	$7,401	$7,241	$7,306

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma net income (loss) and pro forma net income (loss) per share
Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three and twelve months ended December 31, 2007 and 2006 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP net income (loss) as reported	$(5,916)	$(20,208)	$(14,884)	$(20,594)
Stock-based compensation	889	901	3,751	2,785
Non-cash income taxes	—	17,738	—	17,559
One-time item; litigation settlement	—	—	3,550	—

Pro forma net income (loss)	$(5,027)	$(1,569)	$(7,583)	$(250)

Pro forma net income (loss) per share:
Basic	$(0.22)	$(0.07)	$(0.34)	$(0.01)
Diluted	$(0.22)	$(0.07)	$(0.34)	$(0.01)

Pro forma weighted average common shares outstanding:
Basic	23,194	21,092	22,586	20,542
Diluted	23,194	21,092	22,586	20,542

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$7,818	$8,575
Short-term investments	72,649	80,233
Accounts receivable, net of allowance	1,170	1,781
Prepaid expenses and other current assets	3,241	3,151
Current and deferred income taxes	26	29

Total current assets	84,904	93,769

Restricted cash	90	90
Property and equipment, net	5,366	4,114
Investment in non-consolidated companies	—	17
Intangible assets, net	119	149
Other assets	340	218

Total assets	$90,819	$98,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,095	$2,184
Accrued expenses and other current liabilities	10,495	7,791

Total current liabilities	12,590	9,975

Other long-term liabilities	503	513

Total liabilities	13,093	10,488

Stockholders’ equity:
Common stock: $0.001 par value; 23,651 and 21,627 shares issued and 23,641 and 21,627 outstanding at December 31, 2007 and 2006, respectively	24	22
Additional paid-in capital	144,499	134,813
Common stock warrants	209	5,519
Deferred stock-based compensation	(3)	(71)
Accumulated other comprehensive income (loss)	188	(157)
Accumulated deficit	(67,141)	(52,257)
Treasury stock, at cost	(50)	—

Total stockholders’ equity	77,726	87,869

Total liabilities and stockholders’ equity	$90,819	$98,357